Exhibit 99.b(7)

Amendment to the By-Laws

of

Credit Suisse Global High Yield Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Global High Yield Fund, Inc., the name has changed to Credit Suisse High Yield Fund, Inc.

Dated the 1st of May, 2010